EXHIBIT 99.1

Zomedica Reports Preliminary Results for the Fourth Quarter and Full Year 2022

ANN ARBOR, MI / ACCESSWIRE / February 9, 2023 / Zomedica Corp. (NYSE American: ZOM) (“Zomedica” or the “Company”), a veterinary health company offering point-of-care diagnostics and therapeutic products for companion animals, today reported its preliminary unaudited results for the fourth quarter and year ended 2022.

Preliminary (unaudited) Fourth Quarter and Full Year 2022 Results:

•	Revenue for the fourth quarter of 2022 is expected to be approximately $6.0-$6.2 million, an increase of 46-51% compared to the same prior year period, primarily driven by an increase in PulseVet® sales and the inclusion of our recently acquired Assisi® products.

•	Revenue for the year ended 2022 is expected to be approximately $18.6-$18.9 million, an increase of 354-361% compared to the same prior year period, primarily driven by a full year’s worth of PulseVet sales and the inclusion of our recently acquired Assisi products.

•	Gross Margin is expected to be approximately 72% for the full year 2022.

•	Cash, Cash Equivalent, and Available-for-Sale Securities are expected to be approximately $156 million as of December 31, 2022.

The preliminary data presented in this press release have been prepared by, and are the responsibility of, our management. The preliminary data has not been compiled or examined by our independent auditors nor have our independent auditors performed any procedures with respect to this data or expressed any opinion or any form of assurance on such data. See “Cautionary Statement Regarding Forward-Looking Statements – Safe Harbor.”

Larry Heaton, Zomedica’s Chief Executive Officer, commented: “Our revenue growth accelerated throughout 2022, reaching ~$6 million (unaudited) in sales in the fourth quarter. We expect to continue to grow revenue as we launch new products in 2023, including the VetGuardian wireless vital signs monitor launched in early January, the TRUVIEW™ digital microscopy platform we plan to launch in the second quarter, and several new TRUFORMA® assays planned for launch later in the year. In addition, with substantial capital on hand, we continue to evaluate strategic business development options in the animal health sector to identify new opportunities to grow further through acquisitions.”

Webcast Conference Call

The company plans to report its final and more detailed results for the fourth quarter and full year 2022 on Form 10-K after 4:00 p.m. Eastern Time (est) on Wednesday, March 15, 2023. A conference call to review the results will follow at 4:30 p.m. est that same day.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for horses, dogs, and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio includes innovative diagnostics and medical devices that emphasize patient health and practice health. Zomedica’s mission is to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.zomedica.com.

Follow Zomedica

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•	Twitter: https://twitter.com/zomedica
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Cautionary Statement Regarding Forward-Looking Statements – Safe Harbor

Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance, or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to economic growth, demand for the Company's products, the Company's ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: the finalization of the accounting procedures necessary to report our financial results for 2022, the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate acquisitions; uncertainty as to our ability to supply products in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Contact:

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

ZOM@redchip.com